Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports fourth quarter and Full Year 2020 Results

HOUSTON, TX, February 4, 2021 — NOV Inc. (NYSE: NOV) today reported fourth quarter 2020 revenues of $1.33 billion, a decrease of four percent compared to the third quarter of 2020 and a decrease of 42 percent compared to the fourth quarter of 2019. Net loss for the fourth quarter of 2020 was $347 million, or -26.1 percent of sales, which included non-cash, pre-tax charges (“Other Items”, see Other Corporate Items for additional detail) of $236 million. Adjusted EBITDA (operating profit excluding depreciation, amortization, and Other Items) decreased $54 million sequentially to $17 million, or 1.3 percent of sales.

Revenues for the full year 2020 were $6.09 billion, operating loss was $2.43 billion, and net loss was $2.54 billion, or $6.62 per share. Adjusted EBITDA for the full year was $350 million, or 5.7 percent of sales.

“Throughout a year in which the petroleum industry faced historic challenges, our team successfully generated $700 million in free cash flow, reduced annual fixed costs by several hundred million dollars, and launched new products in both oil and gas and renewables,” commented Clay Williams, Chairman, President and CEO.  “Nevertheless, the operating environment remains extremely difficult as international and offshore oilfield activity declined steadily throughout 2020, pressuring our longer-cycle capital equipment business.”

“During the fourth quarter, rising oilfield activity and revenues in North America were not enough to offset the declines in international and offshore markets, as customers continued to defer purchases and project approvals.  However, while we expect the next two quarters will remain challenging, steadily improving commodity prices, rising North American drilling activity, encouraging news from global vaccination efforts, gradually reopening economies, and increasing interest in offshore wind energy should lead to rising orders for NOV as the year progresses.  We are optimistic that the petroleum industry will realize a meaningful recovery in the second half of the year.”

Wellbore Technologies

Wellbore Technologies generated revenues of $373 million in the fourth quarter of 2020, an increase of three percent from the third quarter of 2020 and a decrease of 51 percent from the fourth quarter of 2019. The increase in revenues resulted from increased drilling activity levels in North America partially offset by declines in international and offshore markets. Operating loss, which included $46 million in Other Items, was $78 million. Adjusted EBITDA decreased $9 million sequentially and $131 million from the prior year to $12 million, or 3.2 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $546 million in the fourth quarter of 2020, a decrease of nine percent from the third quarter of 2020 and a decrease of 32 percent from the fourth quarter of 2019. Lower backlog and logistical disruptions from COVID-19-related restrictions contributed to the sequential decline. Operating loss, which included $43 million in Other Items, was $31 million. Adjusted EBITDA decreased $35 million sequentially and $68 million from the prior year to $28 million, or 5.1 percent of sales.

New orders booked improved 27 percent sequentially to $215 million, representing a book-to-bill of 66 percent when compared to the $328 million of orders shipped from backlog. Backlog for capital equipment orders for Completion & Production Solutions at December 31, 2020 was $696 million.

Rig Technologies

Rig Technologies generated revenues of $437 million in the fourth quarter of 2020, a decrease of three percent from the third quarter of 2020 and a decrease of 42 percent from the fourth quarter of 2019. Declining offshore drilling activity levels resulting in lower capital equipment backlog contributed to the sequential decline in revenues. Operating loss, which included $132 million in Other Items, was $132 million. Adjusted EBITDA decreased $9 million sequentially and $93 million from the prior year to $19 million, or 4.3 percent of sales.

New orders booked during the quarter totaled $190 million, representing a book-to-bill of 105 percent when compared to the $181 million of orders shipped from backlog. At December 31, 2020, backlog for capital equipment orders for Rig Technologies was $2.7 billion.

Other Corporate Items

During the fourth quarter, the Company recognized $236 million in restructuring charges, primarily due to inventory reserves, severance costs and facility closures. See reconciliation of Adjusted EBITDA to Net Income.

As of December 31, 2020, the Company had total debt of $1.83 billion, with $2.00 billion available on its revolving credit facility, and $1.69 billion in cash and cash equivalents.

Significant Achievements

NOV continues to solidify its position as the market leader in the offshore wind turbine installation vessel market.  In the fourth quarter, NOV secured awards for the design and jacking systems for the first U.S.-built, Jones Act-compliant offshore wind turbine installation vessel.  NOV also secured a crane upgrade order for a customer who is upgrading an existing vessel’s capacity for the heavier weights of the larger, next generation of offshore wind turbines.  Additionally, NOV recently won an award from a European contractor for the design, jacking system and cranes for another wind turbine installation vessel.

NOV recently completed the installation of TK™-Liner systems for two geothermal wells in Holland.  TKTM-Liner is a high-performance glass-reinforced epoxy lining system designed to protect new and used tubulars in corrosive environments. Following the successful delivery and installation of these two systems, the customer placed additional orders for delivery in the first half of 2021.

NOV continues to expand its digital presence in the global completions market with updates to its CTES™ Cerberus™ and OrionNET™ software systems.  The market-leading solutions are used to model fatigue life, tubing forces, and hydraulics in coiled tubing, wireline and jointed pipe operations.  Improved cloud functionality enables better use of real-time data from remote operations by engineers in the field as well as in the office, enhancing operational efficiencies and well productivity through improved analysis and decision making.

Adoption of NOV’s SelectShiftTM drilling motor technology accelerated meaningfully in the fourth quarter. More customers are realizing the benefit of the tool’s ability to change bend settings quickly and reliably while downhole.  NOV also recently introduced the SelectShiftTM 1,000, which combines the versatility of SelectShiftTM with an all-new ERT™ power section capable of delivering an industry-leading 1,000 horsepower to the drill bit.

NOV’s Vector™ Series 40 drilling motor with an ERT™ power section was used in combination with a rotary steerable system to drill a record lateral in Northeastern U.S. during the quarter. The motor and power section enabled a customer to drill the longest single run lateral in the Marcellus to date.

NOV secured an order for two 1,000-horsepower land rig packages to a customer in the Middle East. The rigs are equipped with fully-automated pipe-handling systems, NOVOS™ drilling automation and the Maestro™ Power Management system, which uses data acquired through NOVOS™ to optimize the power consumption and load balancing of the rig components throughout the drilling process, resulting in significant fuel consumption savings.

NOV’s Quality Tubing™ 2.625-inch ATP-130 coiled tubing string set a performance record in the Permian Basin. The string completed 64 runs on 48 jobs and reached 1,266,489 running feet before our customer retired the string, making it NOV’s most successful 2.625-inch. string.  NOV also manufactured two of the longest Quality Tubing™ 2.875-inch outside diameter coiled tubing strings in its history for a valued customer in the Middle East. The 2.875-inch strings measure greater than 30,000 feet in length, which equates to over 5½ miles of continuously milled coiled tubing, weighing approximately 214,000 pounds per string.

NOV successfully installed and commissioned a TruScope A/S™ inspection system for a leading materials research institution in Asia.  This high-speed tubular inspection system combines ultrasonic and electromagnetic test methods for the detection of tube body defects. In a single pass, the system detects, evaluates, and classifies transverse, longitudinal, and oblique internal and external flaws as well as wall thickness variations and laminations.

NOV won several orders for its glass-reinforced epoxy (“GRE”) products. NOV successfully signed a contract with a major shipbuilder in Asia to provide ballast, sea water, and marine growth prevention system GRE lines for a Floating Production Storage and Offloading (FPSO) vessel that will be used in Brazil.  NOV also won awards to supply the topside GRE piping for the seawater, drain, and produced water systems for an FPSO in Guyana and GRE piping for the seawater and drain systems for an offshore platform in Asia.

Fourth Quarter Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter 2020 results on February 5, 2021 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Revenue:
Wellbore Technologies	$373	$764	$361	$1,867	$3,214
Completion & Production Solutions	546	799	601	2,433	2,771
Rig Technologies	437	759	449	1,919	2,682
Eliminations	(29)	(41)	(27)	(129)	(188)
Total revenue	1,327	2,281	1,384	6,090	8,479
Gross profit (loss)	(66)	376	139	434	845
Gross profit (loss) %	-5.0%	16.5%	10.0%	7.1%	10.0%

Selling, general, and administrative	235	289	213	968	1,303
Long-lived asset impairment	—	436	—	1,891	5,821
Operating loss	(301)	(349)	(74)	(2,425)	(6,279)
Interest and financial costs	(19)	(25)	(21)	(84)	(100)
Interest income	2	4	—	7	20
Equity loss in unconsolidated affiliates	(10)	(7)	(11)	(260)	(13)
Other income (expense), net	2	(54)	(8)	(17)	(90)
Loss before income taxes	(326)	(431)	(114)	(2,779)	(6,462)
Provision (benefit) for income taxes	22	(46)	(61)	(242)	(369)
Net loss	(348)	(385)	(53)	(2,537)	(6,093)
Net (income) loss attributable to noncontrolling interests	(1)	—	2	5	2
Net loss attributable to Company	$(347)	$(385)	$(55)	$(2,542)	$(6,095)
Per share data:
Basic	$(0.90)	$(1.01)	$(0.14)	$(6.62)	$(15.96)
Diluted	$(0.90)	$(1.01)	$(0.14)	$(6.62)	$(15.96)
Weighted average shares outstanding:
Basic	385	382	385	384	382
Diluted	385	382	385	384	382

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,692	$1,171
Receivables, net	1,274	1,855
Inventories, net	1,408	2,197
Contract assets	611	643
Other current assets	224	247
Total current assets	5,209	6,113

Property, plant and equipment, net	1,927	2,354
Lease right-of-use assets	566	674
Goodwill and intangibles, net	2,020	3,659
Other assets	207	349
Total assets	$9,929	$13,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$489	$715
Accrued liabilities	863	949
Contract liabilities	354	427
Current portion of lease liabilities	110	114
Accrued income taxes	51	42
Total current liabilities	1,867	2,247

Long-term debt	1,834	1,989
Lease liabilities	612	674
Other liabilities	337	393
Total liabilities	4,650	5,303

Total stockholders’ equity	5,279	7,846
Total liabilities and stockholders’ equity	$9,929	$13,149

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Years Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,537)	$(6,093)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	352	533
Goodwill and indefinite-lived intangible asset impairment	1,378	3,612
Long-lived asset impairment	513	2,209
Working capital and other operating items, net	1,220	453
Net cash provided by operating activities	926	714

Cash flows from investing activities:
Purchases of property, plant and equipment	(226)	(233)
Business acquisitions, net of cash acquired	(14)	(180)
Other	96	98
Net cash used in investing activities	(144)	(315)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	36	511
Payments against lines of credit and other debt	(217)	(1,000)
Cash dividends paid	(19)	(77)
Other	(59)	(81)
Net cash used in financing activities	(259)	(647)
Effect of exchange rates on cash	(2)	(8)
Increase (decrease) in cash and cash equivalents	521	(256)
Cash and cash equivalents, beginning of period	1,171	1,427
Cash and cash equivalents, end of period	$1,692	$1,171

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment charges, inventory charges and severance and other restructuring costs.

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Operating profit (loss):
Wellbore Technologies	$(78)	$(317)	$(50)	$(858)	$(3,551)
Completion & Production Solutions	(31)	57	25	(977)	(1,934)
Rig Technologies	(132)	(23)	(3)	(362)	(524)
Eliminations and corporate costs	(60)	(66)	(46)	(228)	(270)
Total operating profit (loss)	$(301)	$(349)	$(74)	$(2,425)	$(6,279)

Other Items:
Wellbore Technologies	$46	$410	$26	$849	$3,794
Completion & Production Solutions	43	13	23	1,132	2,042
Rig Technologies	132	114	12	402	784
Corporate	15	—	1	40	11
Total Other Items	$236	$537	$62	$2,423	$6,631

Depreciation & amortization:
Wellbore Technologies	$44	$50	$45	$187	$284
Completion & Production Solutions	16	26	15	75	150
Rig Technologies	19	21	19	77	87
Corporate	3	3	4	13	12
Total depreciation & amortization	$82	$100	$83	$352	$533

Adjusted EBITDA:
Wellbore Technologies	$12	$143	$21	$178	$527
Completion & Production Solutions	28	96	63	230	258
Rig Technologies	19	112	28	117	347
Eliminations and corporate costs	(42)	(63)	(41)	(175)	(247)
Total Adjusted EBITDA	$17	$288	$71	$350	$885

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$(347)	$(385)	$(55)	$(2,542)	$(6,095)
Noncontrolling interests	(1)	—	2	5	2
Provision (benefit) for income taxes	22	(46)	(61)	(242)	(369)
Interest expense	19	25	21	84	100
Interest income	(2)	(4)	—	(7)	(20)
Equity loss in unconsolidated affiliate	10	7	11	260	13
Other (income) expense, net	(2)	54	8	17	90
Depreciation and amortization	82	100	83	352	533
Other Items	236	537	62	2,423	6,631
Total Adjusted EBITDA	$17	$288	$71	$350	$885